[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.
Exhibit 10.44

AMENDMENT NO. 2 TO LICENSE AGREEMENT

This Amendment No. 2 to License Agreement (the “Second Amendment”) is made and entered into as of March 4, 2011 (the “Second Amendment Effective Date”) by and between Quark Pharmaceuticals, Inc., (formerly Quark Biotech, Inc.) a California corporation having a place of business at 6501 Dumbarton Circle, Fremont, CA 94555 (“Quark”), and Pfizer Inc., a Delaware corporation having a place of business at 235 East 42nd Street, New York, New York 10017 (“Pfizer”).  Quark and Pfizer are individually referred to as a “Party” or collectively as the “Parties”.

Whereas, Quark and Pfizer are parties to a License Agreement dated as of September 25, 2006, as previously amended by the Letter Amendment dated May 19, 2008 (the “Agreement”);

Whereas, the Parties desire to amend the Agreement to allow Quark to conduct an additional Phase IIB trial of PF-655 (previously REDD14) at its own expense, and to set forth certain rights and responsibilities of the Parties in that regard; and

Whereas, in consideration of Quark conducting such trial, the Parties have agreed to increase the economic return to Quark in the event that Pfizer, after its review of the Phase IIB data,  thereafter elects to continue to develop and commercialize PF-655;

Now, therefore, in consideration of the mutual promises and agreement set forth herein, the Parties hereby agree as follows:

1.           Additional Phase IIB Trial.  After the Second Amendment Effective Date, Quark shall use commercially reasonable efforts to conduct, at Quark’s sole expense, a Phase IIB trial of PF-655 in diabetic macular edema (DME) (the “Additional Trial”) under a protocol attached hereto as Exhibit A (such protocol, together with such amendments as may be permitted under Section 3 below, is referred to herein as the “Protocol”).

2.           Conduct of Additional Trial;  Completion of Existing Trials.  Quark shall conduct the Additional Trial in accordance with the Protocol and ICH Good Clinical Practices.  Except as specified in this Second Amendment, all costs and expenses incurred in connection with such trial shall be borne exclusively by Quark.  Pfizer shall not be obligated to contribute funds or other resources for the conduct of the Additional Trial other than (i) as provided below in Section 7 (Materials; Inventory; Documents), and for a reasonable amount of informational consulting (not to exceed [*] man-hours of time prior to the delivery of the data from the Additional Trial, unless otherwise agreed by Pfizer), and (ii) as required for continued participation in the JDC.  To the extent that Quark engages any Third Party in conducting the Additional Trial, Quark shall use Commercially Reasonable Efforts to ensure that any contracts related to the Additional Trials and any future planned trials are assignable to Pfizer without further consent required or additional costs.  Pfizer shall continue to be solely responsible, at its own expense, for the completion of the existing DEGAS and MONET trials of PF-655 as well as the Phase I 1008 safety study (collectively, the “Existing Trials”), including the preparation of data analysis and final study reports.

3.           Decision Making Regarding Additional Trial; Modification of JDC Governance.  The JDC shall remain in effect.  However, from the Second Amendment Effective Date until the earlier of the payment by Pfizer of the Additional Milestone Payment described in Section 9(b) below, or termination of the Agreement by Pfizer as provided in Section 13.1(b) of the Agreement, Section 4.1(e) of the Agreement is hereby amended to provide that in the event the Committee is unable to reach agreement on any matter related to the Additional Trial, Quark shall have the right to decide such matter through a decision of its senior representative on the JDC.  In the event of proposed changes to the Protocol, Quark shall submit such proposed changes to the JDC for review and approval.  In the event the JDC does not reach agreement on a proposed change to the Protocol, Quark shall have the right to approve such changes, provided however, that Quark shall not materially change the sample size or the dosing regime, or change the comparator drug, without unanimous consent of the JDC.  For clarity, the decision making mechanism set forth in Sections 4.1(e) and 4.1(f) of the Agreement shall otherwise remain unchanged, [*].

4.           Regulatory Filings.  Pfizer shall maintain its existing IND [*] for PF-655 for the purpose of completing the Existing Trials.  In the event that the Existing Trials are closed out before the proposed commencement of the Additional Trial then, at that stage, Pfizer shall transfer the existing IND to Quark  to enable the Additional Trial to be performed under such IND.  In the event that it is determined by the JDC that the Additional Trial will be commenced prior to the completion of the Existing Trials (or any Regulatory Authority requires the establishment of a new IND for the Additional Trial), then Quark shall establish its own IND for PF-655 for purposes of the Additional Trial.  Quark shall own and be responsible for preparing and submitting any such IND and for compliance with the obligations of an IND holder.  In such circumstances, Pfizer will grant Quark a right of reference to its own IND for PF-655 for purposes of establishing Quark’s IND and, upon written request from Quark, Pfizer shall execute and deliver to Quark a reference letter in a mutually acceptable form.  If Pfizer makes the Additional Milestone Payment as set forth below, Quark shall thereafter, upon the request of Pfizer, promptly transfer any such IND for PF-655 to Pfizer.  If Pfizer does not make the Additional Milestone Payment within the prescribed time period and the Agreement is terminated pursuant to Section 13.1(b) of the Agreement, Pfizer shall transfer its IND to Quark as provided in Section 13.3 of the Agreement in the event it has not already done so  as provided in this Section.

5.           Pharmacovigilance.  During any period of time during which both Quark’s and Pfizer’s INDs are operative, the Parties shall cooperate with respect to the exchange of safety information.  The Parties shall negotiate and enter into a mutually acceptable pharmacovigilance agreement prior to Quark initiating any clinical activity pursuant to the IND implicating pharmacovigilance obligations for PF-655.  For clarity, a pharmacovigilance agreement will not be required if both Parties do not have INDs opened at the same time.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

6.           Satisfaction of Pfizer’s Diligence Obligations.  The Parties hereby agree that all obligations to be performed under the Agreement as of the Second Amendment Effective Date have been fully performed and discharged and to the fullest extent permitted by applicable Law, [*].  Without limiting the foregoing, provided that Pfizer continues with the Existing Trials in accordance with the terms and conditions of the Agreement and fulfills its obligations under this Second Amendment, Pfizer shall be deemed to have satisfied its diligence obligations under the Agreement with respect to the development of the Licensed Product through the date on which the Additional Milestone Payment is due.

7.           Materials; Inventory; Documents.  Quark shall be solely responsible for the procurement, at its sole expense, of clinical materials required for the Additional Trial.  Pfizer shall transfer to Quark [*] drug product [*] for the [*], and shall, if necessary, provide reasonable cooperation with Quark in the establishment of contractual relationships with Pfizer’s suppliers of PF-655 materials.  Pfizer shall also deliver to Quark, upon the request of Quark, copies of any documents or data which would be reasonably useful to Quark in the preparation or conduct of the Additional Trial, including, but not limited to, those documents and data more fully referenced in Exhibit B.

8.           Modification of Licenses.  Section 3.1 of the Agreement is hereby amended so that the license by Quark to Pfizer to develop, make and have made Biomolecules and Licensed Products shall be co-exclusive with Quark during the period of time from the Second Amendment Effective Date to the date of payment of the Additional Milestone Payment.  In addition, Pfizer hereby grants to Quark a nonexclusive, royalty-free, worldwide license under Pfizer Patent Rights and Pfizer Technology to develop, make and have made Biomolecules and Licensed Products during the period of time from the Second Amendment Effective Date to the date of payment of the Additional Milestone Payment.  Quark agrees that it shall not use the rights provided for in this Section 8 for any purpose other than carrying out the Additional Trial or otherwise conducting activities with the unanimous prior approval of the JDC.  In this regard, it is expressly understood that if Quark seeks to conduct studies of PF-655 prior to the due date of the Additional Milestone Payment which are not for the purpose of carrying out the Additional Trial, Quark needs to obtain the prior consent of the Pfizer representatives on the JDC.  Quark may grant licenses or sublicenses of its rights provided for in this Section 8, but solely within the scope of this section and for a time period which shall terminate with the payment of the Additional Milestone Payment.  If Quark conducts any studies of PF-655 prior to the due date for the Additional Milestone Payment which are not for the purpose of carrying out the Additional Trial, Quark shall report the results of such studies to the members of the JDC as soon as practicable.

9.           Data Sharing During Additional Trial.  Quark shall keep Pfizer regularly informed of the progress of the Additional Trial through the JDC and shall promptly provide Pfizer with copies of all data and results generated from its activities hereunder related to the Additional Trial, including pre-clinical and pharmaceutical science data to the extent generated.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.         Results of Additional Trial.  An independent, externally constituted data monitoring committee (the “DMC”) will conduct an interim data review of the Additional Trial in accordance with the Protocol and will advise Quark, on an arm-by-arm basis and pursuant to pre-defined criteria defined in the Protocol, whether futility has been demonstrated or the trial should continue.  Quark shall deliver to Pfizer the verbatim report of the DMC together with any trial data delivered to Quark at that time.

(a)           Early Futility.  If the DMC determines at the interim review point that futility has been demonstrated in all arms, Quark may terminate the Additional Trial, subject to regulatory compliance, unless Pfizer elects to continue the Additional Trial at its cost notwithstanding the DMC determination.  If the DMC determines at the interim review point that futility has been demonstrated in one or two arms, but not all, Quark may terminate the trial arms as to which futility has been demonstrated, subject to regulatory compliance, unless Pfizer elects to continue such arms at its cost notwithstanding the DMC determination.

(b)           Data Report; Additional Milestone Payment.  Upon the conclusion of the Additional Trial (whether pursuant to an early termination for futility as determined by the DMC or otherwise), Quark shall provide to Pfizer a report of the statistical results of the trial in accordance with the data table list set forth on Exhibit A, with such modifications to such data table list as may be unanimously approved by the JDC after the Second Amendment Effective Date (the “Data Report”).  Following delivery of the Data Report, Quark shall also provide any further analysis of the primary and secondary efficacy and safety end points reasonably requested by Pfizer within the [*] period following the delivery of the Data Report.  Not later than [*] following Pfizer’s receipt of the Data Report, Pfizer shall pay Quark an additional milestone of $[*] (the “Additional Milestone Payment”) unless Pfizer exercises its termination rights under Section 13.1(b) of the Agreement.  For clarity, even in the event of a successful trial result, Pfizer may elect to terminate the Agreement under Section 13.1(b) of the Agreement rather than make the Additional Milestone Payment.  The Additional Milestone Payment shall be non-creditable and non-refundable.  If Pfizer does not pay the Additional Milestone Payment within [*] following its receipt of the Data Report or Pfizer advises Quark in writing prior to the expiry of the said [*] period that it does not intend to exercise its rights and pay the Additional Milestone Payment, Pfizer shall be deemed to have terminated the Agreement pursuant to Section 13.1(b) of the Agreement, which termination shall be effective, notwithstanding the termination period set forth in Section 13.1(b) of the Agreement, as of the [*] following Pfizer’s receipt of the Data Report.

(c)           Subsequent Development.  If Pfizer makes the Additional Milestone Payment, Pfizer shall thereafter become responsible for the remaining costs of completion of the Additional Trial (including by way of example continued patient monitoring, data collection and report writing).  Pfizer may, at its option, either have its own personnel conduct such further work or may instruct Quark to carry out such work at mutually-agreed FTE rates which shall approximate Quark’s fully-loaded costs.  Following payment of the Additional Milestone Payment, Pfizer shall once again be responsible for the further development and commercialization of the Licensed Product(s) at its own costs in accordance with the Agreement.  Quark shall cooperate with Pfizer in all reasonable respects in transferring the Additional Trial to Pfizer, including transfer of any IND for PF-655 in its name to Pfizer and, to the extent permitted by its contracts, assigning any Third Party agreement related to the Additional Trial to Pfizer at Pfizer’s request.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.         Changes to Existing Milestone Payments.  The final five of the First Ophthalmic Use Milestone Payments set forth Section 5.1 of the Agreement, which are applicable to the first Licensed Product developed for the first Ophthalmic Use, are hereby amended as follows:

First Ophthalmic Use Milestone	First Ophthalmic Use Milestone Payment
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]

For clarity, the milestone payments set forth in Sections 5.2, 5.3, 5.4 and 5.5 of the Agreement shall remain unchanged.

12.         Changes to Existing Royalty Rates.  Each of the royalty rates set forth in Sections 5.7 and 5.8 of the Agreement is hereby amended to [*].  Thus, the royalty rate in Section 5.7(a) is hereby amended [*] from [*] percent ([*]%) to [*] percent ([*]%), the royalty rate in Section 5.7(b) is hereby amended [*] from [*] percent ([*]%) to [*] percent ([*]%), and the rates of Section 5.7(c), 5.8(a), 5.8(b) and 5.8(c) are similarly amended.

13.         Changes to Prosecution of Quark Patent Rights.  Notwithstanding Section 7.3(a) of the Agreement, which requires Pfizer to share the patent prosecution costs for Quark Patent Rights, effective with the Second Amendment Effective Date and until the payment by Pfizer of the Additional Milestone Payment, Quark shall be solely responsible for 100% of the out-of-pocket costs and expenses incurred by Quark to obtain, prosecute, and maintain Quark Patent Rights that are solely owned or controlled by Quark and that cover Biomolecules or Licensed Products.  If Pfizer makes the Additional Milestone Payments, Pfizer and Quark shall thereafter share the patent prosecution costs for Quark Patent Rights as provided in Section 7.3(a) of the Agreement.  For clarity, these changes in cost sharing ratios shall apply on the basis of when costs were incurred rather than when they were paid.  In addition, during the period from the Second Amendment Effective Date until the payment by Pfizer of the Additional Milestone Payment, Pfizer shall be relieved of any obligation to reimburse Quark for a portion of its payments to Third Party licensees pursuant to the third sentence of Section 5.11(b) of the Agreement.  In the event Pfizer pays the Additional Milestone Payment, Pfizer shall thereafter reimburse Quark for the amounts that would otherwise have been paid by Pfizer pursuant to Section 5.11(b) during such period of time, within [*] following receipt of an invoice from Quark.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

14.         Indemnification.  Section 14.2 of the Agreement shall apply, mutatis mutandis, to all activities undertaken by Quark in conducting the Additional Trial or any other additional studies the parties may agree that Quark is to undertake under the Agreement.

15.         Miscellaneous.  This Second Amendment amends the terms of the Agreement as expressly provided above, and the Agreement as so amended remains in full force and effect.  Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.  The validity, performance, construction, and effect of this Second Amendment shall be governed by and construed under the substantive laws of the State of New York, without regard to conflicts of law rules that would cause the application of the laws of another jurisdiction.  This Second Amendment may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

In Witness Whereof, the Parties have executed this Second Amendment in duplicate originals by their proper officers as of the Second Amendment Effective Date.

Quark Pharmaceuticals, Inc.		Pfizer Inc.

By:	/s/ D. Zurr	By:	/s/ Adam Woodrow

Name:	Daniel Zurr	Name:	Adam Woodrow

Title:	CEO & President	Title:	VP Commercial Development

[Signature Page to Amendment No. 2 to License Agreement]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A

Protocol of the Additional Trial
Including Futility Criteria and Data Table List

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit B

Documents and Data Summary

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.